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                                                                    EXHIBIT 4.11

                 ASSIGNMENT AND ASSUMPTION OF AGREEMENT OF SALE
                       (St. Louis-Chesterfield, Missouri)

     This Assignment and Assumption of Agreement of Sale (this "Agreement") is entered into as of June 15 2001, by and between APPLE SUITES, INC., a Virginia
                        --
corporation ("Assignor"), and APPLE SUITES-MO, LLC, a Virginia limited liability company ("Assignee"), with respect to that certain Agreement of Sale dated as of June 7, 2001, by and among Assignor, Chesterfield Village Hotel, LLC, a Missouri limited liability company ("CVH") and Hilton Hospitality, Inc., a Nevada corporation ("Hilton" and together with CVH, collectively, the "Sellers"). All initially capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Agreement of Sale.

     WHEREAS, pursuant to the terms of the Agreement of Sale, Assignor has agreed to purchase certain hotels from the Sellers, as more fully described as the "Property" in the Agreement of Sale (each, a "Purchased Property"), subject to certain terms and conditions set forth therein; and

     WHEREAS, Assignor desires to transfer to Assignee all of its rights under the Agreement of Sale with respect to the Purchased Property located in the State of Missouri (the "Assigned Property"), and Assignee desires to obtain an assignment of, and to assume, all of Assignor's rights under the Agreement of Sale with respect to the Assigned Property.

     NOW, THEREFORE, for and in consideration of the mutual promises and agreements herein contained and the payment of Ten and No/100 Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1. Assignment. Assignor does hereby sell, assign, transfer and convey to
        ----------
Assignee all of Assignor's right, title and interest in, to and under the Agreement of Sale with respect to the Assigned Property and Assignee shall succeed to all of Assignor's rights and interests in, to and under the Agreement of Sale with respect to the Assigned Property effective as of the date hereof.

     2. Assumption. Assignee does hereby assume all of the duties and
        ----------
obligations of Assignor under the Agreement of Sale with respect to the Assigned Property and shall be responsible for the due performance and observance of all agreements, covenants, conditions and provisions to be performed and observed by Assignor under the Agreement of Sale with respect to the Assigned Property from and after the date hereof. Solely with respect to the rights and obligations of the parties related to the Assigned Property, all references in the Agreement of Sale to "Buyer" shall be deemed to refer to Assignee.

     3. Assignor to Remain Liable to Sellers. This assignment by Assignor to
        ------------------------------------
Assignee, and the consent to said assignment by Sellers, shall not relieve or release Assignor of or from any and all obligations that Assignor has to Sellers under the terms and conditions of the Agreement of Sale; but rather, Assignor and Assignee shall at all times be and remain jointly and severally obligated to

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Sellers; provided, however, that Assignee shall defend, indemnify and hold harmless Assignor from and against any and all obligations, liability and expense of Assignor arising under the Agreement of Sale with respect to the Assigned Property from and after the date hereof.

     4. Binding Effect. This Agreement shall be binding upon the successors and
        --------------
assigns of the parties. The parties shall execute and deliver such further and additional instruments, agreements, and other documents as may be necessary to evidence or carry out the provisions of this Agreement.

     5. Governing Law. This Agreement shall be governed by and construed in
        -------------
accordance with the substantive internal laws of the State of Tennessee without regard to the principles of conflicts of laws.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first written above.

                                            ASSIGNOR:
                                            --------


                                            APPLE SUITES, INC.,
                                            a Virginia corporation


                                            By: /s/ Glade M. Knight
                                                --------------------------------
                                                Glade M. Knight, President

                                            ASSIGNEE:
                                            --------


                                            APPLE SUITES-MO, LLC,
                                            a Virginia limited liability company


                                            By: /s/ Glade M. Knight
                                                --------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

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     Pursuant to Section 19 of the Agreement of Sale, Sellers hereby consent and agree to the foregoing assignment and assumption of the Agreement of Sale with respect to the Assigned Property.

                                            SELLERS:
                                            -------

                                            CHESTERFIELD VILLAGE HOTEL, LLC, a
                                            Missouri limited liability company


                                                By: Promus Hotels, Inc.,
                                                      Its Sole Member


                                                By /s/ Maricl C. Albrecht
                                                   -----------------------------
                                                      Mariel C. Albrecht
                                                      Senior Vice President


                                            HILTON HOSPITALITY, INC.,
                                            a Nevada corporation


                                            By: /s/ Mariel C. Albrecht
                                                --------------------------------
                                                       Mariel C. Albrecht
                                                       Senior Vice President

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